EXHIBIT 10.3
THE BON-TON STORES, INC.
RESTRICTED STOCK AGREEMENT
     This is a Restricted Stock Agreement dated as of July 19, 2007 (“Agreement”), between The Bon-Ton Stores, Inc. (the “Company”) and the undersigned (“Grantee”). This Agreement is entered into pursuant to the provisions of the Plan (as defined below) and in connection with a certain employment agreement entered into by and between the Grantee and the Company on August 24, 2004, and as such has been amended from time to time (including the Third Amendment to Employment Agreement, entered into in July, 2007 (the employment agreement, including all amendments thereto being referred to herein as the “Employment Agreement”). This Agreement is intended to be consistent with the Employment Agreement and specifically those provisions of the Employment Agreement regarding the Fiscal Year 2007 “Performance-Based Restricted Share Grant” to be made as soon as practicable after the effective date of the Third Amendment to the Employment Agreement, and shall be so interpreted. To the extent any provision hereof is inconsistent with the provisions of the Employment Agreement, the provisions of the Employment Agreement shall be given effect. To the extent the definition of any terms defined in the Employment Agreement is modified from time to time by amendments made to the Employment Agreement, the definition as in effect at the relevant time shall apply for purposes of this Agreement. All determinations regarding the vesting of Restricted Stock hereunder shall be made by the Committee (as that term is defined in the Plan) consistent with the Plan’s provisions regarding performance-based compensation.
     Definitions. As used herein:
          “Date of Grant” means July 19, 2007, the date on which the Company awarded the Restricted Stock.
          “Forfeiture Date” means any date as of which Grantee’s rights to all or any portion of the Restricted Stock are forfeited pursuant to applicable provisions of this Agreement.
          “Plan” means The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan.
          “Restricted Period” with respect to any shares of Restricted Stock means the period beginning on the Date of Grant and ending on the Vesting Date applicable to such shares.
          “Vesting Date” with respect to any shares of Restricted stock means the date set as a vesting date pursuant to Paragraph 2 hereof.
All other capitalized terms used herein shall have the meaning set forth in the Employment Agreement or in the Plan, as applicable. In the event of any inconsistency in the definition contained in the Employment Agreement and that contained in the Plan, the definition in the Employment Agreement shall control.

     Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, the Company grants to Grantee 41,297 shares of the Company’s Common Stock, par value $.01 (the “Restricted Stock”). Of the Restricted Stock subject to this Agreement, fifty percent (50%) is subject to vesting (or forfeiture) on the basis of the achievement of certain performance goals established for the Company’s 2007 fiscal year (i.e., the fiscal year ending on or about January 31, 2008), and the remaining fifty percent (50%) is subject to vesting (or forfeiture) on the basis of the achievement of performance goals to be established for the Company’s 2008 fiscal year (i.e., the fiscal year ending on or about January 31, 2009). The two portions of the Restricted Stock are referred to herein as the “2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007” and the “2007 Performance Shares Based Upon Company Performance for Fiscal Year 2008,” respectively. Except as otherwise provided herein, the Restricted Stock shall vest (or be forfeited) as follows:
          2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007:
               One hundred percent (100%) of the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall become vested in the event that the Company achieves the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table (Net Income for these purposes shall be determined in a manner consistent with the determination of Net Income applicable to Grantee’s bonus under Paragraph 5(a)(ii) of the Third Amendment to the Employment Agreement.)
               Eighty-seven and one-half percent (87.5%) of the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall become vested in the event that the Company achieves ninety-five percent (95%) of the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table, and the remaining 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall be forfeited as of the close of the Company’s 2007 fiscal year.
               Seventy-five percent (75%) of the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall become vested in the event that the Company achieves ninety percent (90%) of the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table, and the remaining 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall be forfeited as of the close of the Company’s 2007 fiscal year.
               Achievement of Net Income below the Net Income required for the threshold bonus as specified on the CEO 2007 Bonus Metrics Table shall result in forfeiture of the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007.
The Vesting Date with respect to the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall be as of February 2, 2008, subject to the Committee’s certification in writing of its determination of the level of achievement of the performance goals set forth above (without regard to whether Grantee has remained employed by the Company or an Affiliate of the Company after the Vesting Date). Any 2007 Performance Shares Based Upon

Company Performance For Fiscal Year 2007 not vested as a result of such determination shall be considered as having been forfeited as of February 2, 2008.
          2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008. The 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 shall become vested or shall be forfeited as a result of the achievement or non-achievement of performance targets for the selected performance metrics (among Net Income, GMROI Dollars ($); Total Sales, and EBITDA) established for the Company’s 2008 fiscal year by the Committee. These performance targets shall be in line with the respective targets under the Company Plan for its 2008 fiscal year as well as in line with the respective targets established with respect to bonuses payable under the Company’s Cash Bonus Plan for the Company’s 2008 fiscal year, all as determined by the Committee consistent with the Plan and in the normal course (i.e., in the first quarter of the Company’s 2008 fiscal year).
The Vesting Date with respect to the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 shall be as of January 31, 2009, subject to the Committee’s certification in writing of its determination of the level of achievement of the performance goals established in connection with the vesting of such shares of Restricted Stock (without regard to whether Grantee has remained employed by the Company or an Affiliate of the Company after the Vesting Date). 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 not vested as a result of such determination shall be considered as having been forfeited as of January 31, 2009.
          Termination of Employment. Any Restricted Stock that is not earned and vested on the effective date of the Grantee’s termination of employment for any reason shall be forfeited (if not already forfeited), subject to the following:
               In the event that the Grantee, prior to February 2, 2008, is discharged without Cause or resigns for Good Reason, the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2007 shall become vested to the extent provided above based on attainment of the performance goals for the Company’s 2007 fiscal year to the same extent such Restricted Stock would have become vested had the Grantee remained employed with the Company or an Affiliate of the Company through the date that the Committee makes a determination regarding the achievement of the performance targets described above for the Company’s 2007 fiscal year; provided, however, that no portion of the 2007 Performance Shares Based Upon Company Performance for Fiscal Year 2007 shall be vested in such a situation unless the Grantee executes a general release as required under applicable provisions of the Employment Agreement; and
               In the event that the Grantee, on or after February 3, 2008 and prior to January 31, 2009, is discharged without Cause or resigns for Good Reason, the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 shall become vested to the same extent such Restricted Stock would have become vested had the Grantee remained employed with the Company or an Affiliate of the Company through the date that the Committee makes a determination regarding the achievement of the performance goals established for the Company’s 2008 fiscal year; provided, however, that no portion of the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 shall be vested in such a situation unless the Grantee executes a general release of claims consistent with the release of claims as required under applicable provisions of the Employment Agreement.
     Restrictions on Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares’ Restricted Period.
     Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions on Restricted Stock set forth in Paragraph 3 shall lapse on the date such shares become vested.
     Forfeiture Dates and Forfeiture of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan;
          If Grantee’s employment with the Company or an Affiliate of the Company terminates during the Restricted Period for any reason, such date shall be the Forfeiture Date, and Grantee shall forfeit any Restricted Stock still subject to restrictions as of such Forfeiture Date, except as provided above in Paragraph 2(c).
          Any shares that may become vested or forfeited while Grantee remains employed by the Company or an Affiliate of the Company pursuant to Paragraph 2(a) or 2(b) above shall be forfeited, to the extent not vested as of the applicable date set forth in Paragraph 2(a) or 2(b), as the case may be (such date being the applicable Forfeiture Date).
          Any shares that may become vested or forfeited after a termination of Grantee’s employment in accordance with Paragraph 2(c) above shall be forfeited, to the extent not vested, as of the applicable date set forth in Paragraph 2(a) or 2(b), as the case may be (such date being the applicable Forfeiture Date).
          Upon a forfeiture of any shares of Restricted Stock as provided in this Paragraph 5, the shares of Restricted Stock so forfeited shall be reacquired by the Company without consideration.
     Rights of Grantee. Except for the restrictions set forth in Paragraph 3 and the provisions respecting dividends on Restricted Stock set forth in Paragraph 7, during the Restricted Period Grantee shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Agreement.
     Dividends on Restricted Stock. No dividends shall accrue or be paid to the Grantee with respect to any shares of Restricted Stock for any period prior to the date such shares become vested.
     Change of Control of Company. In the event of a Change of Control (as defined, from time to time, in the Employment Agreement) prior to February 3, 2008, the Restricted Stock shall immediately become fully vested. In the event of a Change of Control on or after February 3, 2008 and on or before January 31, 2009, the 2007 Performance Shares Based Upon Company Performance For Fiscal Year 2008 shall become vested without regard to the achievement of the goals established for the Company’s 2008 fiscal year on the third month anniversary of the date of the Change of Control, provided the Grantee remains employed by the Company or an Affiliate of the Company or, if applicable, a successor company, through such date, or on such earlier date following the Change of Control if the Grantee is terminated by the Company or an Affiliate of the Company or, if applicable, a successor company, without Cause.
     Notices. Any notice to be given to the Company shall be addressed to the Controller of the Company at its principal executive office, and any notice to be given to the Grantee shall be addressed to the Grantee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered, by courier service such as Federal Express, or by other messenger, or when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.
     Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the conditions of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.
     Delivery of Shares. Upon the determination that any portion of the Restricted Stock has become vested, the Company shall notify Grantee (or Grantee’s personal representative, heir or legatee in the event of Grantee’s death) that the restrictions on an installment of Restricted Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee’s request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 10, provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition delivery of certificates for shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a share on the Vesting Date.
     Status of Restricted Stock. The Restricted Stock is intended to constitute property that is subject to a substantial risk of forfeiture during the Restricted Period, and subject to federal income tax in accordance with section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 83 generally provides that Grantee will recognize compensation income with respect to each installment of the Restricted Stock on the date such installment ceases to be subject to a substantial risk of forfeiture in an amount equal to the then fair market value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the Date of Grant in an amount equal to the fair market value of the Restricted Stock subject to the election on the Date of Grant. Such election must be made within 30 days of the Date of Grant and Grantee shall immediately notify the Company if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate.
     Administration. This Award has been granted pursuant to and is subject to the terms and provisions of the Plan. All questions of interpretation and application of the Plan and this Award shall be determined by the Committee. The Committee’s determination shall be final, binding and conclusive.
     Award Not to Affect Employment. Nothing herein contained shall affect the right of the Company or an Affiliate of the Company to terminate Grantee’s employment, services, responsibilities, duties, or authority to represent the Company or an Affiliate of the Company at any time for any reason whatsoever.
     Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer shares in connection with this Award, the Company shall have the right to (a) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or (b) take whatever action it deems necessary to protect its interest with respect to tax liabilities. In addition, Grantee shall have the right to have such withholding tax requirements satisfied, either in whole or in part, by means of a relinquishment back to, the Company of a number of shares as to which Grantee’s interest is fully vested having a Fair Market Value equal to the amount of such withholding tax requirements as Grantee indicates he wants to meet by such means.
     Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
     Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except that the Employment Agreement shall control in the event of any inconsistencies between this Agreement and the Employment Agreement.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

THE BON-TON STORES, INC.

By:	/s/ Tim Grumbacher
Tim Grumbacher, Chairman

/s/ Byron Bergren
Byron Bergren